Exhibit 99.1

Contact:	Norman C. Chambers
President & Chief Operating Officer
(281) 897-7788

NCI BUILDING SYSTEMS REPORTS FIRST-QUARTER EARNINGS OF

$0.62 PER DILUTED SHARE ON 20% GROWTH IN SALES

AFFIRMS ESTABLISHED FULL-YEAR EARNINGS GUIDANCE

HOUSTON (March 1, 2006) – NCI Building Systems, Inc. (NYSE: NCS) today announced financial results for the first quarter ended January 29, 2006. For the quarter, sales were $293.3 million, an increase of 20% from $245.2 million for the first quarter of fiscal 2005. Net income increased 20% for the first quarter of fiscal 2006 to $12.9 million from $10.7 million for the first quarter of fiscal 2005. Earnings per diluted share rose 19% to $0.62 for the latest quarter from $0.52 for the same prior-year quarter. Earnings per diluted share for the first quarter of fiscal 2006 included an expense of $0.03 related to the adoption of FAS 123(R). For the first quarter of fiscal 2005, earnings per diluted share included a benefit of $0.06 related to more favorable group medical claims experience than expected. Earnings per diluted share for the first quarter of 2005, reflecting the pro forma impact of FAS 123 (R) had it been applicable and excluding this $0.06 benefit, would have been $0.41.

A. R. Ginn, Chairman and Chief Executive Officer of NCI, remarked, “We are pleased with our results for the first quarter of fiscal 2006, which, compared with the first quarter of fiscal 2005, reflected an industry environment that strengthened in the last quarter of calendar 2005. As a result, we experienced significant sales momentum during our first fiscal quarter, especially in Components sales which increased 25%. Our first-quarter sales were also positively affected by earlier than expected shipments of buildings from our backlog originally scheduled for the second quarter. Order flow for our Buildings segment remained on target for the first quarter, increasing our backlog to $185.1 million at the end of the first quarter from $170.4 million at the end of the first quarter of fiscal 2005, even with the impact of greater than expected first-quarter shipments. Sales growth in our Components and Building segments was also primarily accountable for a 20% increase in Coatings sales for the first quarter of fiscal 2006 compared with the first quarter of fiscal 2005.

“Our first quarter results and our outlook for fiscal 2006 are consistent with broad industry trends, although, with a 21% increase in tons shipped for the first quarter, we have continued to grow in excess of the industry’s growth rate through increased market share. The Dodge Report indicated square footage in the nonresidential construction industry increased 2% for calendar 2005, after projecting flat results in August, which is indicative of growing momentum in the latter months of the year. The Dodge Report also anticipates square footage growth of 4% for 2006. Our guidance for fiscal 2006 is based on our expectations for continuing to outperform the rate of industry growth for the fiscal year. Our guidance also reflects our

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10943 N. Sam Houston Parkway W. • Houston, Texas 77064

P.O. Box 692055 • Houston, Texas 77269-2055 • Telephone: (281) 897-7788 • Fax: (281) 477-9675

NCI Building Systems Reports First-Quarter Results

March 1, 2006

expectation that, because of earlier than expected product shipments in the first quarter and the anticipated movement of other shipments to the third quarter from the second, our results for the second quarter will be behind those of the first quarter.

“As a result, we today have established our guidance for earnings per diluted share for the second quarter of fiscal 2006 in a range of $0.48 to $0.53, which includes an expense of $0.02 related to the adoption of FAS 123(R). Pro forma earnings per diluted share for the second quarter of 2005, reflecting the impact of FAS 123 (R) had it been applicable, were $0.47.

“We also today affirmed our established guidance for earnings per diluted share for fiscal 2006 in a range of $3.02 to $3.27. This guidance includes an expense of $0.10 related to the adoption of FAS 123(R) and excludes any impact of our pending acquisition of Robertson CECO Corporation. Among the other assumptions on which this guidance is based, we expect 5% growth in square footage in the nonresidential construction industry for 2006, driving 6% growth in our total tons shipped for fiscal 2006. Our guidance for fiscal 2006 also assumes an increase in the weighted average cost of our steel supplies of approximately 9%, as well as an estimated income tax rate of 40%.

“Our guidance for the second quarter and for fiscal 2006 does not include the impact of potential dilution related to NCI’s 2.125% Convertible Senior Subordinated Notes, because that amount, if any, will be dependent upon the future price of the Company’s stock. For the first quarter, dilution related to the convertible notes totaled $0.01 per diluted share.”

Mr. Ginn added, “Our strong first-quarter results position us to achieve our goals for the seasonally slow first half of our fiscal year and to prepare for anticipated growth in the second half of the fiscal year. In addition to stronger industry conditions for fiscal 2006, we also expect to benefit from the completion of our previously announced definitive agreement to acquire Robertson-Ceco Corporation, which produced revenues for calendar 2005 of approximately $430 million. We expect this transaction to be accretive to our fiscal 2006 earnings, assuming its completion, which is scheduled for early April and is subject to a number of closing conditions including the termination of expiration of any applicable waiting period under the Hart-Scott-Rodino Act. We intend to revise our earnings guidance for fiscal 2006 to address the impact of this transaction after it is completed.”

NCI will provide an online, real-time webcast and rebroadcast of its conference call tomorrow to discuss this announcement. The live broadcast of this conference call will be available online at www.ncilp.com or www.earnings.com beginning at 10:30 a.m. (Eastern Time) on Thursday, March 2, 2006. The online replay will be available at approximately 12:30 p.m. (Eastern Time) and continue for one week.

This release contains forward-looking statements concerning NCI’s business and operations and industry conditions, including among others industry trends, steel pricing, growth expectations and margin expansion. Forward-looking statements involve a number of risks and uncertainties, and NCI’s actual performance may differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially are the completion of the Robertson-Ceco Corporation acquisition, subject to a number of closing

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NCI Building Systems Reports First-Quarter Results

March 1, 2006

conditions, including expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act; industry cyclicality and seasonality; fluctuations in demand and prices for steel; the financial condition of NCI’s raw material suppliers; competitive activity and pricing pressure; ability to execute NCI’s acquisition strategy; and general economic conditions affecting the construction industry. These and other factors that could affect NCI’s financial position and results of operations are described in further detail in NCI’s filings with the Securities and Exchange Commission. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. The Company operates manufacturing and distribution facilities located in 16 states and Mexico.

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NCI Building Systems Reports First-Quarter Results

March 1, 2006

NCI BUILDING SYSTEMS, INC.

STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended
	January 29, 2006	January 29, 2005
Sales	$293,252	$245,239
Cost of sales	220,843	186,528

Gross profit	72,409	58,711
	24.7%	23.9%
Selling, general and administrative expenses	49,698	38,621

Income from operations	22,711	20,090
Interest income	2,185	760
Interest expense	(4,176)	(3,136)
Other income, net	425	341

Income before income taxes	21,145	18,055
Provision for income taxes	8,252	7,333

	39.0%	40.6%
Net income	$12,893	$10,722

Net income per share:
Basic	$0.64	$0.53
Diluted	$0.62	$0.52

Average shares outstanding:
Basic	19,993	20,336
Diluted	20,652	20,736

Increase in sales	19.6%

Increase in diluted earnings per share	19.2%

Gross profit percentage	24.7%	23.9%

Selling, general and administrative expenses percentage	17.0%	15.7%

Income from operations percentage	7.7%	8.2%

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NCI Building Systems Reports First-Quarter Results

March 1, 2006

NCI BUILDING SYSTEMS, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands)

	January 29, 2006	October 29, 2005
ASSETS
Cash and cash equivalents	$216,865	$200,716
Accounts receivable, net	90,302	110,094
Inventories	120,866	113,421
Deferred income taxes	16,190	15,470
Prepaid expenses	3,436	2,963

Total current assets	447,659	442,664

Property and equipment, net	183,246	185,278

Goodwill	339,114	339,157
Other assets	22,591	23,120

Total assets	$992,610	$990,219

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$2,000	$2,000
Accounts payable	59,058	55,874
Accrued expenses	75,262	91,739

Total current liabilities	136,320	149,613

Long-term debt	370,500	371,000
Deferred income taxes	25,462	25,462

Shareholders’ equity	460,328	444,144

Total liabilities and shareholders’ equity	$992,610	$990,219

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NCI Building Systems Reports First-Quarter Results

March 1, 2006

NCI BUILDING SYSTEMS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Three Months Ended
	January 29, 2006	January 29, 2005
Net income	$12,893	$10,722
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,448	5,803
Stock-based compensation expense	1,895	705
(Gain) loss on sale of fixed assets	(42)	77
Inventory obsolescence	358	—
Provision for doubtful accounts	915	1,448
Deferred income tax benefit	(720)	(338)
Decrease in current assets	10,601	22,776
Decrease in current liabilities	(13,250)	(26,817)

Net cash provided by operating activities	19,098	14,376

Cash flows from investing activities:
Acquisitions	—	(22,590)
Capital expenditures	(4,097)	(3,075)
Proceeds from sale of fixed assets	194	33
Other	58	(533)

Net cash used in investing activities	(3,845)	(26,165)

Cash flows from financing activities:
Proceeds from stock option exercises	1,272	1,970
Excess tax benefits from stock-based compensation arrangements	769	—
Issuance of convertible debt	—	180,000
Net payments on revolving lines of credit	—	(16,700)
Payments on long-term debt	(500)	(5,500)
Payment of refinancing costs	—	(4,369)
Purchase of treasury stock	(645)	—

Net cash provided by financing activities	896	155,401

Net increase in cash	16,149	143,612

Cash at beginning of period	200,716	8,222

Cash at end of period	$216,865	$151,834

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NCI Building Systems Reports First-Quarter Results

March 1, 2006

NCI BUILDING SYSTEMS, INC.

BUSINESS SEGMENTS

(Unaudited)

(Dollars in thousands)

	Three Months Ended January 29, 2006		Three Months Ended January 29, 2005		$ Inc/(Dec)	% Change
		% of Total Sales		% of Total Sales
Sales:
Metal components	$174,819	60	$139,406	57	$35,413	25.4%
Engineered building systems	118,825	40	98,930	40	19,895	20.1%
Metal coil coating	63,301	22	52,707	22	10,594	20.1%
Intersegment sales	(63,693)	(22)	(45,804)	(19)	(17,889)	39.1%

Total net sales	$293,252	100	$245,239	100	$48,013	19.6%

		% of Sales		% of Sales
Operating income:
Metal components	$21,215	12	$16,453	12	$4,762	28.9%
Engineered building systems	9,843	8	7,777	8	2,066	26.6%
Metal coil coating	4,421	7	4,485	9	(64)	-1.4%
Corporate	(12,768)	—	(8,625)	—	(4,143)	48.0%

Total operating income (% of sales)	$22,711	8	$20,090	8	$2,621	13.0%

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NCI Building Systems Reports First-Quarter Results

March 1, 2006

NCI BUILDING SYSTEMS, INC.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,

AMORTIZATION AND OTHER NONCASH ITEMS (“ADJUSTED EBITDA”)

(Unaudited)

(In thousands)

	Trailing 12 Months
	January 29, 2006	January 29, 2005
Net income	$58,122	$49,844
Add:
Provision for income taxes	41,179	33,059
Interest expense	15,180	13,684
Depreciation and amortization	24,952	23,104
401(k) noncash contributions	2,401	5,735
Loss on debt refinancing	—	9,879
Non-cash real estate	—	—

Adjusted EBITDA (1)	$141,834	$135,305

(1)	The Company discloses adjusted EBITDA, which is a non-GAAP measure, because it is a widely accepted financial indicator in the metal construction industry of a company’s profitability, ability to finance its operations, and meet its growth plans. This measure is also used by NCI internally to make acquisition and investment decisions. Adjusted EBITDA is calculated based on the terms contained in the Company’s credit agreement. Adjusted EBITDA should not be considered in isolation or as a substitute for net income determined in accordance with generally accepted accounting principles in the United States.

NCI BUILDING SYSTEMS, INC.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

RECONCILIATION OF TOTAL DEBT TO NET DEBT

(Unaudited)

(In thousands)

	January 29, 2006	October 29, 2005
Total debt	$372,500	$373,000
Less: cash	(216,865)	(200,716)

Total net debt	$155,635	$172,284

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NCI Building Systems Reports First-Quarter Results

March 1, 2006

NCI BUILDING SYSTEMS, INC.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

PRO FORMA EARNINGS PER SHARE COMPARISON

(Unaudited)

	Fiscal Three Months Ended
	January 29, 2006		January 29, 2005
Earnings per diluted share, excluding impact of FAS 123R	$0.65		$0.52	(1)
FAS 123R Expense	(0.03)		(0.05	)(2)

Earnings per diluted share, including impact of FAS 123R	$0.62	(1)	$0.47
Gain on health care cost			$(0.06	)(3)

“Adjusted” diluted earnings per share (A)	$0.62		$0.41

	Estimated Six Months
	April 30, 2006 (Guidance)		April 30, 2005
Earnings per diluted share, excluding impact of FAS 123R	$1.15 -$1.20		$1.03	(1)
FAS 123R Expense	(0.05)		(0.09	)(2)

Earnings per diluted share, including impact of FAS 123R	$1.10 -$1.15	(1)	$0.94
Gain on health care cost			$(0.06	)(3)

“Adjusted” diluted earnings per share (A)	$1.10 -$1.15		$0.88

(A)	The company discloses a tabular comparison of Pro forma earnings per diluted share, which is a non-GAAP measure because it is referred to in the text of our press releases and is instrumental in comparing the results from period to period. “Adjusted” earnings per share should not be considered in isolation or as a substitute for earnings per share as reported on the face of our statement of income.
(1)	Earnings per diluted share, GAAP basis
(2)	Pro forma share-based compensation expense, as if the company had adopted FAS 123R in 2005
(3)	In the first quarter of 2005, the company recognized a benefit related to health care costs which did not occur in 2006.

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